Exhibit 10.9

NORTHERN TECHNOLOGIES INTERNATIONAL CORPORATION

DESCRIPTION OF NON-EMPLOYEE DIRECTOR
COMPENSATION ARRANGEMENTS

Overview

NTIC’s non-employee directors currently consist of Barbara D. Colwell, Soo Keong Koh, Ph.D., Sunggyu Lee, Ph.D., Ramani Narayan, Ph.D., Richard J. Nigon and Konstantin von Falkenhausen.  NTIC uses a combination of cash and long-term equity-based incentive compensation in the form of annual stock option grants to attract and retain qualified candidates to serve on the Board of Directors.

Annual Retainers; Meeting Fees

Each non-employee director receives an annual retainer of $15,000 for services rendered as a director of NTIC.  The annual retainer is paid quarterly.  NTIC’s Chairman of the Board receives an additional annual retainer of $15,000, the Chair of the Audit Committee receives an additional annual retainer of $5,000 and other members of the Audit Committee received an additional annual retainer of $4,000.  Each non-employee director also receives $1,000 for each Board and strategy review meeting attended and $1,000 for each Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee meeting attended.  No director, however, will earn more than $1,000 per day in Board, Board committee and strategy review meeting fees.  Any director that is an employee of NTIC (G. Patrick Lynch) does not receive any retainer or Board or Committee meeting fees.

Stock Options

Each non-employee director is automatically granted a ten-year non-qualified option to purchase 4,000 shares of NTIC common stock in consideration for their services as directors of NTIC and the Chairman of the Board is automatically granted an additional ten-year non-qualified option to purchase 2,000 shares of NTIC common stock in consideration for his services as Chairman on the first day of each fiscal year.  Each non-employee directors who is elected or appointed to the Board following the first day of the fiscal year receives an automatic grant of an option to purchase a pro rata portion of 4,000 shares of NTIC common stock calculated by dividing the number of months remaining in the fiscal year at the time of election or appointment divided by 12, which options are automatically granted at the time of the new director’s election or appointment.  Each automatically granted option becomes exercisable, in full on the one-year anniversary of the date of its grant.  The exercise price of such option is equal to the fair market value of a share of NTIC common stock on the date of grant.  All such options are granted under the Northern Technologies International Corporation Amended and Restated 2007 Stock Incentive Plan.

Reimbursement of Expenses

All directors of NTIC are reimbursed for travel expenses for attending meetings and other miscellaneous out-of-pocket expenses incurred in performing their Board functions.

Indemnification Agreements

NTIC has entered into agreements with all of its directors under which NTIC is required to indemnify them against expenses, judgments, penalties, fines, settlements and other amounts actually and reasonably incurred, including expenses of a derivative action, in connection with an actual or threatened proceeding if any of them may be made a party because he or she is or was a director of NTIC.  NTIC will be obligated to pay these amounts only if the director acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to NTIC’s best interests.  With respect to any criminal proceeding, NTIC will be obligated to pay these amounts only if the director had no reasonable cause to believe his or her conduct was unlawful.  The indemnification agreements also set forth procedures that will apply in the event of a claim for indemnification.

Consulting Arrangements

NTIC paid consulting fees to Bioplastic Polymers LLC, an entity which is owned by Ramani Narayan, Ph.D., in the aggregate amount of $100,000 and royalty fees in an aggregate amount of $14,837 during the fiscal year ended August 31, 2014.  The consulting services rendered by Bioplastic Polymers LLC related to research and development associated with various new technologies.  The royalty fees were paid pursuant to an oral agreement pursuant to which NTIC has agreed to pay Bioplastic Polymers LLC and Dr. Narayan in consideration of the transfer and assignment by Biopolymer Plastics LLC and Dr. Narayan of certain biodegradable polymer technology to NTIC, an aggregate of three percent of the gross margin on any net sales of products incorporating the biodegradable polymer technology transferred to NTIC by Bioplastic Polymers LLC and Dr. Narayan for a period of 10 years, provided that if a patent for or with respect to biodegradable polymer technology is issued before the expiration of such ten-year period, then NTIC will until the expiration of such patent pay to Bioplastic Polymers LLC and Dr. Narayan an aggregate three percent of the biodegradable polymer technology gross margin attributable to such patent.